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                                                                   Exhibit 10.33

                    SEPARATION, RELEASE AND WAIVER AGREEMENT
                             AND COVENANT NOT TO SUE

          This Agreement is made between R. Thomas Helton on behalf of himself, his spouse, his family and anyone acting for him, including attorneys, agents, representatives, heirs, executors and assigns (hereinafter referred to as "You" or "Helton") and United Stationers Supply Co. ("USSC") on behalf of itself, its parent company, subsidiaries, affiliates, divisions, companies, predecessors, successors, assigns, and its and their respective past, present and future agents, employees, directors, officers, officials, shareholders, partners, trustees and attorneys (hereinafter collectively referred to as "United").

          1.   Payments and Other Considerations.

          If You sign and do not revoke this Separation, Release and Waiver Agreement and Covenant Not to Sue (hereinafter referred to as the "Agreement"), USSC will:

          (1) provide you within 14 days of your signing this Agreement the amount of $325,000 (Three Hundred and Twenty-Five Thousand Dollars) (less all required statutory deductions including, but not limited to, withholding for federal income tax at the minimum rate of 27%, Illinois state tax, deductions under the Federal Insurance Contributions Act (FICA), and any other withholding deductions);

          (2) assign to You United's collateral interest in Insurance Policy No. 1077991, issued by Security Life of Denver Insurance Company (the "Life Insurance Policy") less all required statutory deductions with respect to

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               such an assignment and any and all premiums made on your behalf by United regarding the Life Insurance Policy, including without limitation those described in (1) above, to be withheld from the money provided to You in (1) above.

          You and United agree that the monies and other considerations set forth above constitute extra consideration in exchange for You executing this Agreement. United and You also agree that the monies and other considerations set forth above exceed any potentially disputed compensation or benefits which You may claim are owed to You by United and that said monies and other consideration paid hereunder constitute full payment of any such disputed wages, compensation, final compensation and/or other benefits.

          You also acknowledge that you have been paid for all hours worked, have not suffered any on-the-job injuries for which You have not already filed a claim and have received all such pay and vacation pay owed.

          2.   Waiver and Release of All Claims.

          In exchange for the payments and other considerations listed in Paragraph 1 above, You agree not to bring any lawsuit or claim against United and You agree to release, acquit, waive and forever discharge United from any and all claims, liabilities, charges, actions, causes of actions, obligations, suits, agreements, damages, compensation, benefits, costs, attorneys' fees, and/or other liabilities of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of your employment with and/or separation

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from employment with United and/or any other occurrence arising on or before the date this Agreement is executed. This includes, but is not limited to claims that United:

          (1) has violated or breached any personnel policies, handbooks, contracts of employment, severance pay agreements or covenants of good faith and fair dealing;

          (2) has discriminated against You on the basis of age, race, color, sex, national origin, ancestry, disability, religion, harassment, marital status, parental status, handicap, source of income, retaliation, veteran status or entitlement to benefits, in violation of any local, state or federal law, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. Section 1981, as amended; the Americans With Disabilities Act; the Illinois Human Rights Act; the Cook County Human Rights Ordinance and the Illinois Constitution; and/or

          (3) has violated public policy or common law, including claims for retaliatory discharge, negligent hiring or supervision, severance pay, breach of contract, wrongful termination, tort, personal injury, invasion of privacy, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to You or to any member of your family and/or promissory estoppel;

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          (4)  has violated any other federal, state or local law, ordinance or regulation, including, but not limited to the Employee Retirement Income Security Act, the Family Medical Leave Act, or the Illinois Wage Payment and Collection Act, 820 ILCS 115/1, ET SEQ.;

          (5) excluded from this release are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission ("EEOC"). You are waiving, however, your right to any monetary recovery or other relief should the EEOC or any other agency pursue any claims on your behalf. Also excluded from this Waiver and Release are any claims of a breach of this Agreement.

          3.   Resignation.

          Helton agrees that effective September 30, 2001 he resigned his employment with United other than for Good Reason.

          4.   Employment Contract.

          Except as specifically set forth herein, the parties agree that Helton's Employment Agreement dated as of June 19, 2001 (the "2001 Agreement") and any predecessor agreement are terminated and no longer of force or effect; provided, however, that Sections 4 (Confidential Information and Proprietary Materials), 5 (Non-Competition and Non-Solicitation) and 6 (Mutual Non-Disparagement) of the 2001 Agreement and their respective sub-parts shall survive such termination and remain in effect; provided, further that for purposes of Paragraph 6.2, only

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an act of an executive officer or member of the Board of Directors of United
Stationers, Inc. shall constitute an act of United or otherwise form the basis for a violation of Section 6.2.

          5.  Trailing Expenses.

          You shall not, after June 1, 2002, submit for payment to United or any of United's benefits carriers, any additional claims for expenses, benefits or other reimbursement whatever the date of claim, nor shall any such claims be reimbursable. Additionally, You acknowledge that you were ineligible for any benefit continuation or any benefits from or paid by United, other than those contained herein, after September 30, 2001, including but not limited to any former officer medical reimbursement plan or retiree health plan benefits.

          6.   Confidentiality.

          You agree that, as a condition of this Agreement, You shall not disclose, publicize, publish, indicate or, in any other manner communicate the terms and provisions of this Agreement, to or with any other person except your immediate family, any attorney(s) or other tax advisor(s), or as required by law or court order. With respect to any individual referred to above to whom You disclose any information regarding this Agreement and its terms, You agree that You will inform such individual that the information is strictly confidential and may not be reviewed, discussed or disclosed, orally or in writing, with any other person, organization or entity. You further represent that no disclosures inconsistent with this confidentiality provision have been made by You prior to the date of this Agreement. Should You or someone You have disclosed any information to regarding this Agreement and its terms be found by a court of competent jurisdiction to have violated any of the provisions of this Paragraph 6, or any

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provisions of the 2001 Agreement in effect pursuant to Paragraph 4 of this
Agreement, United's obligations under this Agreement shall be nullified and any payments or benefits, except One Thousand Dollars ($1,000) and retention of the Life Insurance Policy, that were made to You under this Agreement shall be forfeited and immediately returned to USSC. United also retains the right to pursue all other remedies available to it at law or equity, including injunctive relief and/or monetary damages.

          Notwithstanding anything contained herein to the contrary, it shall not be a breach of this Paragraph 6 for You, if asked, to respond that any dispute regarding your cessation of employment at United has been amicably resolved.

          7.   Covenant Not To Sue.

          In exchange for the consideration provided to You in Paragraph 1, herein, You agree and covenant not to sue United regarding or relating to any matter encompassed within the Release contained in Paragraph 2 herein or become a party to any such suit, claim or action. In addition, You agree that You will not in any way institute or encourage the institution or prosecution of any suit, action or claim of any kind or any other kind of relief against United and hereby waive any right to recover any relief as a result of any such proceeding or any proceeding initiated on your behalf. This Covenant Not to Sue and the Release and Waiver contained in Paragraph 2 are comprehensive and are intended to be limited only to the extent any rights and claims cannot be waived by law.

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          8.   Re-Employment.

          In further consideration for the monies and benefits described in Paragraph 1 hereof, Helton waives any claim or right to re-employment with United and agrees never to seek employment with United in the future.

          9.   Cooperation.

          Helton agrees to cooperate with United as reasonably directed by United by responding to questions, depositions, administrative proceedings and court hearings, executing documents, and cooperating with United and its accountants and legal counsel with respect to business issues, and/or claims and litigation of which he has personal or corporate knowledge. Helton further agrees, except as required by subpoena or other applicable legal process (after United has been given reasonable notice and opportunity to seek relief from such requirement) to maintain, in strict confidence, any information of which he has knowledge regarding current and/or future claims, administrative proceedings and litigation. Helton agrees, except as required by subpoena or other applicable legal process (after United has been given reasonable notice and opportunity to seek relief from such requirement) not to communicate with any party(ies), their legal counsel or others adverse to United, and/or any of its direct or indirect subsidiaries in any such claims, administrative proceedings or litigation except as specifically requested by United and then only through United's designated legal counsel. Helton also shall make himself available at reasonable times and upon reasonable notice to answer questions or provide other information within his possession and requested by United relating to United, its subsidiaries and/or their respective operations in order to facilitate the smooth transition of Helton's duties to

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his successor. United shall reimburse Helton for any documented out-of-pocket expenses reasonably incurred by Helton in complying with this paragraph. To the extent Helton's services are required pursuant to this paragraph in excess of 40 hours, Helton will not be obligated to provide any further cooperation unless United agrees to pay Helton a per diem amount as mutually agreed to, but not greater than an amount calculated based on Helton's annual base salary in effect immediately prior to September 30, 2001.

          10.  Liability for Taxes.

          In the event that any taxing body determines that amounts should have been withheld from the payment (or any portion thereof) provided for in Paragraph 1 above or additional taxes are due from Helton, Helton acknowledges and assumes all responsibility for the payment of any such taxes and hereby agrees to indemnify, defend, and hold United harmless for the payment of such taxes, the failure to withhold, and any interest or penalties imposed thereon.

          11.  Entire Agreement.

          This Agreement sets forth the entire agreement between You and USSC and supersedes any other written or oral understandings. No modification of any provision of this Agreement shall be effective unless made in writing and signed by You and USSC. This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the laws of the State of Illinois. In the event of any dispute regarding this Agreement, You shall be subject to the jurisdiction of the State of Illinois.

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          12.  Severability.

          Helton and his attorneys, and United and its attorneys, agree and represent that they intend and believe that this Agreement is lawful and enforceable in its entirety. Helton and United agree that, to the extent any portion, provision, or covenant of this Agreement may be held to be invalid or legally unenforceable by an agency or court of competent jurisdiction, the remaining portions of this Agreement shall not be affected and shall be given full force and effect; provided, however, if any release, waiver, or agreement set forth in Paragraph 2 above or any portion of the covenant not to sue set forth in Paragraph 7 above is declared or alleged to be invalid illegal, or unenforceable in whole or in part through any action initiated by Helton, or if Helton initiates, conducts, encourages or participates in proceedings or litigation seeking relief or recovery for himself based on any of the released claims and causes of action, United's obligations under this Agreement shall be nullified and any payments or benefits that had been or were to be afforded to Helton under this Agreement shall be forfeited and immediately returned to United.

          13.  Injunction.

          Helton hereby expressly acknowledges that any breach or threatened breach by Helton of Paragraphs 4, 6 or 7 of this Agreement may result in significant and continuing injury and irreparable harm to United, the monetary value of which would be impossible to establish. Therefore, Helton agrees that United shall be entitled to injunctive relief in a court of appropriate jurisdiction with respect to such provisions. Attorneys' fees with respect to any action seeking injunctive relief shall be paid by Helton if such action is successful or by United if such action is

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unsuccessful. The parties agree that this provision is a material inducement to entering into this Agreement.

          14.  Non-Admission.

          All parties agree and acknowledge that this Agreement does not constitute an admission by United of any liability or wrongdoing whatsoever, but results from the desire to expeditiously resolve disputed issues of fact and law, and further acknowledge that United denies all possible allegations of violations of any law, statute, ordinance, regulation, common law, tort or contract. United and Helton further agree that this Agreement shall not be admissible as evidence in any future proceeding of any kind, except one for breach of this Agreement.

          15.  Breach of Agreement.

          In the event that either party takes action, in law or equity, to assert a breach of this Agreement or to enforce its rights under any provision of this Agreement and it prevails, the other party shall be liable for the reasonable attorneys' fees and costs incurred by the non-breaching party in connection with such action.

          16.  Time to Review and Attorney Consultation.

          Helton acknowledges that he was encouraged to consult and did consult with an attorney before signing below and has been given at least twenty-one
(21) days to review this Agreement. Helton further understands that he may revoke this Agreement within seven (7) days after executing this Agreement by signing below and that the Agreement shall not become effective or enforceable until eight (8) days after the date on which he signs below. If Helton wishes to revoke the Agreement, he must deliver via overnight delivery within the seven
(7) day

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period a written revocation to Deidra D. Gold, United Stationers Inc., 2200 East
Golf Road, Des Plaines, Illinois 60016. If Helton does not revoke the Agreement, United will tender the payment described in Paragraph 1, subject to the other terms of this Agreement.

          17.  Full Knowledge, Consent and Voluntary Signing.

          Helton acknowledges that: (1) he has carefully read this Agreement and fully understands its meaning, intent and terms; (2) he understands its legal consequences; (3) he agrees to all the terms of the Agreement and is voluntarily signing below; and (4) the only consideration for him signing this Agreement are the terms stated herein and no other promise or representations of any kind have been made by any person or entity whatsoever to cause him to sign this Agreement; (5) he is legally competent and has all necessary authority to execute this Agreement for himself and others and accepts full responsibility therefor.

                                            UNITED STATIONERS SUPPLY CO.

                                            By:
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R. Thomas Helton                                Senior Vice President, General
                                                Counsel and Secretary

Date:                                       Date:
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